                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                          Furr's Restaurant Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                          FURR'S RESTAURANT GROUP, INC.
                      3001 EAST PRESIDENT GEORGE BUSH HWY.
                                    SUITE 200
                              RICHARDSON, TX 75082

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 ---------------

                                       ON

                                  MAY 23, 2000

         You are hereby notified that the 2000 Annual Meeting of Stockholders of Furr's Restaurant Group, Inc. ("Furr's") will be held at 10:00 a.m. local time on May 23, 2000 in the Company Support Center at 3001 East President George Bush Hwy., Suite 200, Richardson, Texas 75082 for the following purposes:

         1.       To elect seven (7) directors to serve one-year terms;

         2. To approve a proposal to increase the number of shares issuable under the Furr's/Bishop's 1995 Stock Option Plan by 200,000 shares; and

         3. To transact such other business as may properly be brought before the meeting and any and all adjournments thereof.

         The holders of record of Furr's Common Stock at the close of business on April 3, 2000 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

         You are cordially invited to attend the Annual Meeting in person. If you are unable to attend the Annual Meeting in person, please complete and date the enclosed proxy card and return it promptly in the envelope provided. No postage is required if mailed in the United States. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

                                       By Order of the Board of Directors


                                       Bruce Dudley
                                       Secretary

                          FURR'S RESTAURANT GROUP, INC.
                      3001 EAST PRESIDENT GEORGE BUSH HWY.
                                    SUITE 200
                              RICHARDSON, TX 75082

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

                                       FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 23, 2000


                             SOLICITATION OF PROXIES

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Furr's Restaurant Group, Inc., formerly known as Furr's/Bishop's, Incorporated, a Delaware corporation (the "Company" or "Furr's"), for use at the 2000 Annual Meeting of Stockholders to be held at 10:00 a.m. local time on May 23, 2000 in the Company Support Center at 3001 East President George Bush Hwy., Suite 200, Richardson, Texas 75082 and at any adjournment or postponement thereof (the "Annual Meeting"). Only holders of record of Furr's Common Stock, par value $.01 per share (the "Common Stock"), at the close of business on April 3, 2000 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting with respect to all proposals set forth on the attached Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters which will come before the Annual Meeting. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about April 17, 2000.

         Shares of Common Stock represented by properly executed proxy cards received by the Company at or prior to the Annual Meeting will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares of Common Stock so represented FOR the election of the nominees for director named in this Proxy Statement and FOR the proposal to increase the number of shares issuable under the Furr's/Bishop's 1995 Stock Option Plan by 200,000 shares. As to any other business which may properly come before the Annual Meeting, the persons named on the proxy card will vote according to their best judgement.

         Any holder of Common Stock has the power to revoke his or her proxy at any time before it is voted at the Annual Meeting by delivering a written notice of revocation to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting by ballot at the Annual Meeting.

         The cost of preparing, assembling and mailing this Proxy Statement and Notice of Annual Meeting of Stockholders will be paid by the Company. Additional solicitation of holders of Common Stock by mail, telephone, telegraph, or by personal solicitation may be done by directors, officers and regular employees of the Company, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of the Company's Common Stock as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their reasonable expenses.


                     VOTING SECURITIES AND PRINCIPAL HOLDERS

         The Company has one class of voting common equity securities, the Common Stock, which carries one vote per share. At the Record Date there were issued and outstanding 9,743,282 shares of Common Stock held of record and beneficially by approximately 3,000 holders. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast by the outstanding shares of Common Stock shall constitute a quorum for matters to be voted on.

         The Company's directors will be elected by plurality of the votes cast. Approval of the proposal to increase the number of shares issuable under the Company's 1995 Stock Option Plan will require a majority of votes cast. Under applicable Delaware law, abstentions and broker non-votes are treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business. Abstentions and broker non-votes are tabulated separately, with abstentions counted in tabulations of the votes cast on a proposal for purposes of determining whether a proposal has been approved while broker non-votes relating to a proposal are not counted as a vote cast with respect to that proposal.

PRINCIPAL STOCKHOLDERS

         To the best knowledge of management of the Company, no person owned beneficially, as of March 31, 2000, more than 5 percent of the outstanding shares of the Company's Common Stock, except as follows:

                                                          AMOUNT & NATURE OF             PERCENT OF
       NAME & ADDRESS OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP        TOTAL COMMON STOCK
       ----------------------------------                --------------------        -------------------
Grace Brothers/Rock Finance Group (1)                          3,997,879                    41.0%

Teachers Insurance and Annuity Association of America          1,721,527                    17.7%
         730 Third Avenue
         New York, NY 10011

John Hancock Life Insurance Company                            1,095,598                    11.1%
         P.O. Box 111
         Boston, MA 02117

The Mutual Life Insurance Company of New York                    821,067                     8.4%
         1740 Broadway
         New York, NY 10019

Principal Mutual Holding  Company                                657,340                     6.7%
Principal Life Insurance Co.(2)
         711 High Street
         Des Moines, IA 50392


---------------------------
(1) This information is based on a Schedule 13D/A filed jointly by Grace Brothers, Ltd. ("Grace"), Rock Finance, L.P. ("Rock"), Bradford T. Whitmore, Spurgeon Corporation and Bun Partners on November 24, 1999. Grace presently holds a total of 3,519,987 shares of the Common Stock, which represent approximately 36.1 percent of the Common Stock outstanding. Rock presently holds a total of 477,892 shares of the Common Stock, which represent approximately 4.9 percent of the Common Stock outstanding. Bradford T. Whitmore, Spurgeon Corporation and Bun Partners are general partners of Grace and Rock and therefore may be deemed to be beneficial owners of the shares held by the partnerships. Grace has the sole power to vote and dispose of the Common Stock which it beneficially owns and Rock has the sole power to vote and dispose of the Common Stock which it beneficially owns.

(2) Based on information contained in their Schedule 13G filed February 15, 2000, Principal Mutual Holding Company and Principal Life Insurance Co. share voting power over these shares.

                              ELECTION OF DIRECTORS

       The By-laws of the Company provide that directors are elected for one-year terms. At each annual meeting, directors who are elected by the holders of Common Stock succeed the directors whose terms expire at that meeting and hold office until the next annual meeting and until their successors are duly elected and qualified.

       The Nominees for Election at the 2000 Annual Meeting are: Margaret B. Hampton, Damien W. Kovary, William J. Nightingale, Max Pine, Phillip Ratner, Robert Sullivan and Barry W. Ridings, each of whom, with the exception of Robert Sullivan, currently serves as a member of the Board of Directors. The By-laws of the Company provide that directors are elected by a plurality of the votes cast at the Annual Meeting; therefore, the seven director nominees receiving the most votes will be elected. Unless otherwise specified, the enclosed proxy will be voted in favor of each of the nominees named above. All nominees for election have consented to be named and have indicated their intent to serve if elected. Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, should any one or more of them be unwilling or unable to serve, the Board of Directors may, but is not required to, designate a substitute nominee or nominees, in which event the proxies will be voted FOR the election of the substitute nominee or nominees.

       The nominees for election as directors are:

MARGARET B. HAMPTON, 42, joined Grace Brothers, Ltd., an investment management firm, in March 1997. Prior to joining Grace Brothers, Ltd., Ms. Hampton was Managing Director of the Distressed Investments Unit of First Chicago Capital Corporation. Before joining First Chicago in 1991, Ms. Hampton was a vice president with Bear Stearns & Co., Inc. in the Financial Restructuring Group, where she advised debtors and creditors of distressed companies in a variety of industries including retailing, oil and gas, health care and real estate. Ms. Hampton has served as a director of Furr's since February 1999.

DAMIEN W. KOVARY, 45, has served as a managing director of Heico Acquisitions, a subsidiary of Heico Companies, LLC, since 1997. Prior to joining Heico Acquisitions, Mr. Kovary was the managing director of the Special Loan Unit at Teachers Insurance and Annuity Association of America ("Teachers") from 1986 to 1997. Before joining Teachers, Mr. Kovary was a vice president in the Workout Department at Marine Midland Bank from 1982 to 1986. While at Marine Midland Bank, Mr. Kovary also served as President of MarMid Energy Corp. and TOMAR Energy Corp. Mr. Kovary has been a director of Furr's since May 1998.

WILLIAM J. NIGHTINGALE, 70, is currently a senior advisor of Nightingale & Associates, LLC. He founded the company in 1975 and served as CEO and Chairman until 1995. Nightingale & Associates provides general management consulting to clients who sell consumer and industrial products, natural resources and financial and business services. Prior to founding Nightingale & Associates, LLC, he served as President and Chief Executive Officer of the Bali Company, Inc., a manufacturer of women's apparel. Mr. Nightingale is a director of Kasper A.S.L., Ltd., Rings End Inc. and is a trustee of Churchill Tax-Free Bond Fund, Churchill Cash Reserves Fund and

Narragansett Insured Tax Free Income Fund. Mr. Nightingale has served on the Board of Directors of Furr's since May 1998.

MAX PINE, 65, has since March 1994, been retained as a restaurant industry consultant by BNY Capital Markets, Inc. (formerly Patricof & Co. Capital), the investment banking division of The Bank of New York. Prior to 1994, Mr. Pine was employed by Restaurant Associates Corp., a diversified full-service restaurant company, for 25 years, serving as President for 17 years. Mr. Pine was employed, from 1961 to 1968, by Interstate United Corporation, a contract foodservice and restaurant company. Mr. Pine has served as a director of Furr's since January 1999.

PHILLIP RATNER, 55, has served as President and Chief Executive Officer of Furr's and a member of the Board of Directors of Furr's since September 1998. Prior to his association with Furr's, Mr. Ratner was Chairman, President and Chief Executive Officer of Spaghetti Warehouse, Inc., a chain of 40 casual-theme Italian dinner houses. Prior to his association with Spaghetti Warehouse, Mr. Ratner was President and Chief Executive Officer of Acapulco Restaurants, Inc., a 50-unit casual Mexican dinner-house chain based in Long Beach, California. Mr. Ratner also serves as a director of Roadhouse Grill, Inc. Mr. Ratner has served as a director of Furr's since September 1999.

BARRY W. RIDINGS, 48, has been a managing director of Lazard Freres & Co. LLC since 1999. Before joining Lazard, Mr. Ridings was a managing director at BT Alex. Brown for 10 years. Mr. Ridings serves on the board of directors of Noodle Kidoodle Inc., SIEM Industries, Seaman Furniture Company and New Valley Corp. Mr. Ridings has served as a director of Furr's since May 1998.

ROBERT W. SULLIVAN, 41, has served as Chairman and CEO of The Plitt Company since he purchased the company in 1985. Prior to serving as Chairman of The Plitt Company, Mr. Sullivan started and in 1998 sold one of the country's largest industrial and medical marketing-consulting firms, The Martec Group, which serves a number of the Fortune 100 companies and has offices in Tokyo, San Francisco, Detroit, Chicago and Frankfort. In addition to his extensive professional experience, numerous groups have retained Mr. Sullivan, including the World Trade Institute, as a keynote speaker on such topics as distribution, market entry, communicating strategies and global market trends. In addition to the Martec Group, Mr. Sullivan serves on the Board of Directors/Advisors of Ladish, Clarity Communications, The Cancer Wellness Center of Chicago and Mercy Hospital.

       The current directors who will not seek re-election are:

JACOB C. BAUM, 42, served as President, Chief Executive Officer and principal stockholder of Canyon Cafes, Inc. from its formation in 1989 until its acquisition by Apple South, Inc., a publicly held company, in July 1997. Mr. Baum continued to serve as President of the Canyon Cafes division of Apple South, Inc. until he joined Engles, Urso, Follmer Capital Corporation, a leveraged buy-out firm, as a principal in May 1998. At various times, Mr. Baum has also been the owner/president of Sam's Cafe, Hampton's Market, Newport's and Nickel City Grill. Mr. Baum has been a director of Furr's since May 1998.

BEN EVANS, 69, has served as a consultant to Ernst & Young LLP since 1989 in its corporate financial service group. Prior to becoming a consultant with Ernst & Young LLP, Mr. Evans was a partner with Ernst & Young LLP from 1968 to 1989 and worked with many diverse industries, including a heavy concentration in retail. Mr. Evans is a CPA. Mr. Evans has served on the board of directors of Revco D.S., Inc., Jamesway Corporation, Kash'n Karry Food Stores, Inc. and Megafoods Stores, Inc. Mr. Evans has been a director of Furr's since May 1998.

SUZANNE HOPGOOD, 50, has served as President of the Hopgood Group since founding the company in 1985. The Hopgood Group provides consulting and interim management services to the hospitality and real estate industries. Prior to founding the Hopgood Group, she served as Second Vice President at Aetna Realty Investors where she oversaw one-third of the corporation's multi-billion dollar real estate equity portfolio. She served as the Company's acting CEO from June 1998 through October 1998. Ms. Hopgood also serves on the executive committee of the Real Estate Finance Association, is a member of the International Society of Hotel Consultants and the Urban Land Institute and is a director emerita of the Connecticut Business & Industry Association. Ms. Hopgood has served as a director since 1996 and as Chairman of the Board of Directors of Furr's since May 1998.

GILBERT C. OSNOS, 69, has been President of Gilbert C. Osnos & Co., Inc. since 1981, and a partner in Grisanti Galef & Osnos Associates since 1981. He has served as interim president, CEO and COO to a large array of companies in manufacturing, distribution, retailing and service industries. Mr. Osnos was a director of the Turnaround Management Association from 1988 to 1993 and Chairman from 1990 to 1991; he was a director of Trivest Financial Services Corporation and Reprise Capital from 1989 to 1991. Mr. Osnos serves on the board of directors of Mrs. Fields Original Cookie Company, Inc. and Dunham's Athleisure Corporation, as well as on the Advisory Committee of Business Executives for National Security in the New York Chapter. Mr. Osnos has served on the Board of Directors of Furr's since 1996.

                             MANAGEMENT INFORMATION

THE BOARD OF DIRECTORS AND ITS COMMITTEES

       The Board of Directors held six meetings during the fiscal year 1999. The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating Committee.

       The Audit Committee, which held 10 meetings during fiscal year 1999, presently consists of Ben Evans, Damien W. Kovary and William J. Nightingale. The Committee's responsibilities include: recommending to the Board the firm to be employed by the Company as its external auditor; consulting with the persons chosen to be the external auditors with regard to the plan of audit; reviewing the fees of the external auditors for audit and non-audit services; reviewing, in consultation with the external auditors, their report of audit or proposed report of audit and the accompanying management letter, if any; reviewing with management and the external auditor, before publication or issuance, the annual financial statements, and any annual reports to be filed with the Securities and Exchange Commission; consulting with the external auditors (periodically, as appropriate, out of the presence of management) with regard to the adequacy of the internal auditing and general accounting functions of the Company; and consulting with the internal auditors (periodically, as appropriate, out of the presence of management) with regard to cooperation of management with the internal auditing and accounting departments and the adequacy of corporate systems of accounting and control.

       The Compensation Committee, which held four meetings during fiscal year 1999, presently consists of Barry Ridings, Jacob C. Baum, Gilbert Osnos and Margaret B. Hampton. The Committee's responsibilities include: reviewing the recommendations of the Company's President and CEO with respect to compensation of management employees; administering the Company's 1995 Stock Option Plan; reviewing management recommendations for grants of stock options and any proposed plans or practices of the Company relating to compensation and benefits of its employees and directors; and determining compensation and incentives for the Chief Executive Officer of the Company. See "Executive Compensation-Report of the Compensation Committee" and "-Option Plan."

       The Finance Committee, which held four meetings during fiscal year 1999, presently consists of Barry Ridings, Margaret B. Hampton, William J. Nightingale, Max Pine and Phillip Ratner. The Finance Committee has special charge and responsibility for oversight of all financial affairs of the Company. The principal functions and responsibilities of the Finance Committee are: to review and approve investment and loan policies; review and approve asset-liability management policies; monitor corporate financial results; and recommend corporate financial actions, including dividends and capital financing. The Finance Committee also makes recommendations to the Board of Directors with respect to the terms of loans and issuances of securities of the Company, including equity and debt securities.

       The Nominating Committee, which consists of Suzanne Hopgood, Margaret
B. Hampton, Gilbert C. Osnos, Max Pine and Barry W. Ridings, held no meetings during 1999. During 2000 the Nominating Committee proposed for approval by the board of directors the candidates for election as directors named in this Proxy Statement. The Nominating Committee's responsibilities include: meeting periodically to review the qualifications of potential Board candidates from whatever source received; reporting its findings to the Board and proposing nominations for Board membership for approval by the Board and for submission to stockholders for approval; and reviewing and making recommendations to the Board, where appropriate, concerning the size of the Board and the frequency of meetings. The Nominating Committee will consider nominee recommendations from holders of Common Stock. Recommendations for the election of directors at the Company's 2001 Annual Meeting of Stockholders should be submitted in writing to the Nominating Committee at the address of the Company's principal executive offices on or before January ____, 2001.

       In addition to the standing committees, the Board from time to time establishes committees of limited duration for special purposes. During 1999, two such committees were designated to deal with non-operating issues and held a total of 18 meetings.

       Each director attended at least 75 percent of all meetings of the Board of Directors and committees to which they were assigned during fiscal year 1999.

DIRECTOR FEES

       Non-employee directors of the Company receive a fee of $1,500 per month and $1,000 per Board meeting attended as compensation for their services. In addition, non-employee directors receive $500 for each telephonic committee meeting attended and $1000 for each committee meeting attended in person. Suzanne Hopgood, who currently serves as a director, received consulting fees during 1999 of $30,000.

DIRECTOR OPTIONS

       Under the Company's 1995 Stock Option Plan, as amended, each director automatically receives a grant of an option to purchase 20,000 shares of Company Common Stock upon appointment as a director, vesting and becoming exercisable in three equal installments on the first, second and third anniversaries of the date of grant, and having an exercise price equal to the closing price of the Company's stock on the date of grant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's officers and directors and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during fiscal 1999, all filing requirements were complied with by its officers, directors and greater than ten-percent beneficial owners, except that the purchase of 808 shares of Common Stock by Thomas M. Blasdell in November 1999 was reported in February 2000.


                               EXECUTIVE OFFICERS

         NAME                               AGE           TITLE
         ----                               ---           -----
         Phillip Ratner                     55            President and Chief Executive Officer
         Paul G. Hargett                    45            Executive Vice President and Chief Financial
                                                          Officer
         Thomas M. Blasdell                 50            Vice President and General Manager
                                                          of Dynamic Foods
         Donald M. Dodson                   62            Vice President - Operations
         Bruce S. Dudley                    37            Vice President - Human Resources
         Danny K. Meisenheimer              40            Vice President - Marketing
         Don J. Williams                    58            Vice President - Information Technology




PHILLIP RATNER has been the President and Chief Executive Officer since September 27, 1998, and before joining the Company served as Chairman, President and Chief Executive Officer of Spaghetti Warehouse, Inc. (from June
1994).

PAUL G. HARGETT has been Executive Vice President and Chief Financial Officer since July 28, 1999. From 1997 until joining the Company, Mr. Hargett had his own financial consulting firm serving the restaurant, retail and distribution industries. From 1994 to 1997 Mr. Hargett was the President and Chief Financial Officer of Allied Physicians in Dallas, Texas. From 1993 to 1994 Mr. Hargett was the Chief Financial Officer for Big A Auto Parts, a retail and distribution company, in Houston, Texas. From 1991 to 1993 he was the Chief Financial Officer of Harris Adacom, a Dallas-based manufacturer and retailer of technology based products. From 1984 to 1991 Mr. Hargett was the Chief Financial Officer of Church's Fried Chicken in San Antonio, Texas.

DONALD M. DODSON has been Vice President of Operations since 1993 and was Vice President - Food and Beverage from 1990 until 1993. Mr. Dodson joined the Company in 1958.

THOMAS M. BLASDELL has been Vice President and General Manager of Dynamic Foods since January 2000. Prior to this, he held several other positions with the Company, including Vice President of Purchasing and Distribution, Vice President of Purchasing, Director of Purchasing and Manager of Warehousing and Inventory Control. Mr. Blasdell joined the Company in 1971.

DANNY K. MEISENHEIMER has been Vice President of Marketing since January 1995. Mr. Meisenheimer joined the Company in 1991.

BRUCE S. DUDLEY has been Vice President of Human Resources since October 1998, when he joined the Company. From 1997 until joining the Company, Mr. Dudley was a senior consultant with the Dallas based restaurant-consulting firm Batrus-Hollweg Inc. From 1995 to 1997 Mr. Dudley was the Manager of Organizational Learning for Electronic Data Systems in Plano,

Texas. Prior to 1995, Mr. Dudley was an independent consultant specializing in organizational development.

DON J. WILLIAMS has been Vice President of Information Technology since 1997. Mr. Williams served as Senior Director of Information Systems form 1988 to 1997 for VHA, Inc., a group purchasing organization for acute care centers. Prior to this, he was employed by Centex Corporation from 1967 to 1988, most recently as Vice President, Information Systems.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVES

As of March 28, 2000, according to information furnished to the Company, each director, director nominee, the executive officers named in the summary compensation table and all named executive officers and directors as a group, owned beneficially the indicated shares of Common Stock:

                                                   NUMBER           PERCENT OF
         NAME OF BENEFICIAL OWNER                OF SHARES         COMMON STOCK
         ------------------------                ---------         ------------
     Directors:
       Jacob C. Baum                             16,220  (1)             *
       Ben Evans                                 15,220  (2)             *
       Margaret B. Hampton                       56,666  (3)             *
       Suzanne Hopgood                           18,885  (4)             *
       Damien W. Kovary                          14,820  (5)             *
       William J. Nightingale                    16,220  (6)             *
       Gilbert C. Osnos                          18,885  (7)             *
       Max Pine                                  10,666  (8)             *
       Phillip Ratner                            57,540  (9)             *
       Barry W. Ridings                          14,220 (10)             *
       Robert W. Sullivan                             0

     Named Executive Officers:
       Thomas B. Blasdell                         4,041 (11)             *
       Donald M. Dodson                           3,560 (12)             *
       Bruce S. Dudley                            3,188 (13)             *
       Danny K. Meisenheimer                      3,239 (14)             *
     All officers and directors as a group      257,570                2.6%

*     Owns less than 1.0 percent

------------------------
(1)      Includes options to purchase 14,220 shares at $5.00 per share
(2)      Includes options to purchase 14,220 shares at $5.00 per share
(3)      Includes options to purchase 6,666 shares at $5.00 per share
(4) Includes options to purchase 15,552 shares at $5.00 per share and 888 shares at $5.63 per share
(5)      Includes options to purchase 14,220 shares at $5.00 per share
(6)      Includes options to purchase 14,220 shares at $5.00 per share
(7) Includes options to purchase 1,333 shares at $5.00 per share and 1,333 shares at $5.63 per share
(8)      Includes options to purchase 6,666 shares at $5.00 per share
(9)      Includes options to purchase 50,000 shares at $3.75 per share
(10)     Includes options to purchase 14,220 shares at $5.00 per share

(11) Includes options to purchase 3,000 shares at $5.94 per share and 233 warrants to purchase Common Stock at $5.55 per share
(12) Includes options to purchase 3,000 shares at $5.94 per share and 412 warrants to purchase Common Stock at $5.55 per share
(13)     Includes options to purchase 3,000 shares at $5.94 per share
(14) Includes options to purchase 3,000 shares at $5.94 per share and 176 warrants at $5.55 per share


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The table below sets forth information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 28, 1999, December 29, 1998 and December 30, 1997 of the Company's Chief Executive Officer and for the registrant's four most highly compensated executive officers, other than the Chief Executive Officer, who were serving at the end of 1999.

                                                                                   LONG-TERM
                                                                                 COMPENSATION
                                          ANNUAL COMPENSATION
                                         -----------------------                  SECURITIES
                                                                                  UNDERLYING     ALL OTHER
    NAME AND TITLE             YEAR       SALARY         BONUS         OTHER        OPTIONS     COMPENSATION
    --------------             ----      --------       --------      -------     ----------    ------------
Phillip Ratner                 1999      $300,000       $50,000       $15,000(2)    150,000           -
  President and Chief          1998        77,308 (1)      -
  Executive Officer               -          -

Thomas M. Blasdell
  Vice President-              1999       108,365         84,580         -            2,250           -
  Purchasing, Processing       1998        98,000         14,939         -            9,000           -
  & Distribution               1997        92,500         28,788         -             -              -

Donald M. Dodson               1999       138,750         83,000                      2,250
  Vice President-              1998       125,000         13,688         -            9,000           -
  Operations                   1997       125,000         27,875         -             -              -

Bruce S. Dudley                1999       131,154           -                         2,250
  Vice President-Human         1998        29,716           -            -            9,000
  Resources                    1997          -              -            -             -

Danny K. Meisenheimer          1999       110,263         86,640                      2,250           -
  Vice President-              1998        99,500         15,343         -            9,000           -
  Marketing                    1997        95,000         29,610         -              -


(1) Compensation reflects amounts paid from Mr. Ratner's September 27, 1998 date of employment.

(2) Amount paid for term life insurance and disability coverage as provided in Mr. Ratner's Employment Agreement.

OPTION PLAN

     The Company's 1995 Stock Option Plan (the "1995 Option Plan") provides for the issuance of stock options, stock appreciation rights or restricted stock covering up to 780,544 shares of Common Stock. The Compensation Committee of the Board of Directors administers the 1995 Option Plan, including determining the employees to whom awards will be made, the size of such awards and the specific terms and conditions applicable to awards, such as vesting periods, circumstances of forfeiture and the form and timing of payment. Grants may be made to selected employees of the Company and its subsidiaries and non-employee directors of the Company. As of December 28, 1999, options representing a total of 699,665 shares of Common Stock were outstanding.

OPTION GRANTS

     The table below sets forth information concerning options to purchase stock of the Company granted in the 1999 fiscal year to the executive officers named in the Summary Compensation Table pursuant to the Company's 1995 Stock Option Plan:

                                                                                        POTENTIAL REALIZABLE AT
                                                                                        ASSUMED RATES OF ANNUAL
                                                                                              APPRECIATION
                             NUMBER OF                                                        ------------
                              OPTIONS      PERCENT OF     EXERCISE      EXPIRATION
NAME                          GRANTED        TOTAL         PRICE           DATE             5%             10%
----                          -------        -----         -----           ----             --             ---

Phillip Ratner                  -

Donald M. Dodson             2,250(1)         0.3%         $3.00        12/24/2009        $4,252         $10,755

Bruce S. Dudley              2,250(1)         0.3%         $3.00        12/24/2009        $4,252         $10,755

Danny K. Meisenheimer        2,250(1)         0.3%         $3.00        12/24/2009        $4,252         $10,755

Thomas M. Blasdell           2,250(1)         0.3%         $3.00        12/24/2009        $4,252         $10,755


(1) Options vest and become exercisable in three equal installments on the first, second and third anniversaries of the date of grant.


None of the executive officers named above exercised any stock options during fiscal 1999.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE OF CONTROL AGREEMENTS

       AGREEMENTS WITH PHILLIP RATNER. Phillip Ratner was employed as President and Chief Executive Officer of the Company effective September 27, 1998. Mr. Ratner's Employment Agreement, among other things, provides for a base salary of $300,000, an annual cash bonus of up to 50% of his base compensation for each fiscal year and up to $15,000 per year to be applied to payments by Mr. Ratner for term life insurance and disability coverages. Mr. Ratner's Option

Agreement grants him the right to purchase 150,000 shares of Common Stock at an exercise price of $3.75 per share, vesting in three equal installments on the first, second and third anniversaries of the date of grant. Mr. Ratner's Option Agreement provides that his options vest fully and immediately if, within 12 months of a "change of control" of the Company, Mr. Ratner leaves the employment of the Company for good cause or as a result of termination by the Company of his employment other than for "cause."

       For the purpose of Mr. Ratner's Option Agreement, a "change of control" occurs when, during a 12-month period immediately following any of certain specified triggering events, a majority of the persons constituting the Company's Board of Directors prior to the event no longer constitute a majority of the Board of Directors. Any one of several triggering events will result in a change of control under Mr. Ratner's Option Agreement: a merger with, or sale of substantially all Company assets to, another legal person in which the Company's stockholders retain less than a 50 percent interest in the surviving or acquiring entity or its ultimate parent; an acquisition by any person or group which did not already own 10 percent or more of the Company's voting securities as of July 1, 1998, of a total of 50 percent or more of the Company's voting securities. A termination for "cause" means, among other things, termination because of Mr. Ratner's (i) failure to devote substantially all of his business time, attention and energies to the business of the Company or to discharge the duties as the President and Chief Executive Officer of the Company faithfully, diligently, to the best of his abilities, and in a manner consistent with those duties normally associated with his position; (ii) breach of certain covenants pertaining to competition with the Company and confidentiality of proprietary Company information;
(iii) failure to follow a directive of the Board of Directors set forth with reasonable specificity; (iv) engagement in conduct that is significantly injurious to the Company; (v) conviction of any crime or offense involving moral turpitude; or (vi) use of illegal drugs or abuse of controlled substances or his habitual intoxication.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee conducts an annual review of the Company's executive compensation program as proposed by the Company's President and Chief Executive Officer. The Company seeks to attract and retain qualified personnel to meet the needs and objectives of the Company and to motivate such individuals to achieve the Company's goals through compensation arrangements which reward executives based on individual contributions as well as the Company's overall results. The Compensation Committee takes into consideration in its review of the Company's executive compensation program comparable industry information obtained from approximately ninety chain restaurant companies (the "Comparable Companies"). The Compensation Committee concluded that Comparable Companies are appropriate for comparison primarily because of the similarity of Comparable Companies' operations to the Company's and because information about the Comparable Companies' salary and bonus structure is readily available.

       The key elements of the Company's executive compensation arrangements include base salary, annual incentive bonus and stock options. The financial performance of definable business units or markets of the Company are taken into account in evaluating compensation of executives with responsibility for such units or markets. Base salaries are generally determined by evaluating each individual's responsibilities, relative experience, management abilities and job performance. Annual bonuses, including bonuses awarded pursuant to the Company's Incentive Compensation Plan for Senior Management, are determined by evaluating both the performance of the Company (including revenue and cash flow generation) and the individual officers. The Incentive Compensation Plan for Senior Management provides for cash bonuses as a percentage of the participant's salary for the achievement of positive comparable store sales and budgeted earnings targets. The budgeted earnings targets used in the Incentive Compensation Plan for Senior Management were approved by the Compensation Committee based on the goals of the Company and discussions with management. The percentages used in the Incentive Compensation Plan for Senior Management and the overall potential bonus levels, were established in connection with the earnings targets of the Company and after comparisons with bonus levels of Comparable Companies. Option awards in 1999 were based primarily upon a relative weighting of the seniority associated with various job classifications, rather than as a consequence of previous job performance.

       Mr. Ratner's employment agreement, compensation and grant of options have been approved by the Compensation Committee based upon their review of the requirements of the position, executive compensation at comparable restaurant companies and Mr. Ratner's compensation at his previous employment. Approximately 40 members of management, including Mr. Ratner, participate in a cash bonus plan that contemplates target bonuses ranging from 10 percent to 50 percent of base compensation based upon a combination of criteria that include meeting or exceeding the Company's budget, achieving specified management objectives and, to a lesser extent, subjective evaluations of performance at the end of the year. The maximum cash bonus payable to any participant in the plan is capped at eighty-seven and one-half percent of base compensation.

       This report is not incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and is not filed under such acts.

       The foregoing report has been furnished by the Compensation Committee, whose current members are Barry W. Ridings, Jacob C. Baum, Margaret B. Hampton and Gilbert C. Osnos.

COMPENSATION COMMITTEE INTERLOCKS

       There are no relationships between the members of the Compensation Committee and the members of management of the Company that would impair the independence of the Compensation Committee in evaluating compensation of the Company's management.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

       Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the New York Stock Exchange Market Value Index and the SIC Code Index for Eating Places for the five fiscal years ending December 28, 1999.



                                   [GRAPH]

RETIREMENT PLANS

         Cafeteria Operators maintains a tax-qualified defined benefit plan (the "Pension Plan"). Benefit accruals under the Pension Plan were frozen as of December 31, 1988 for certain highly-compensated employees. Effective June 30, 1989, all benefit accruals and participation were frozen.

         Prior to July 1, 1989, a full-time employee of Cafeteria Operators (other than a leased or union employee) was eligible for Pension Plan participation after attaining age 21 and completing one year of service.

         A Pension Plan participant's benefit is the greater of the lifetime monthly payment determined under the primary pension formula and the alternative pension formula. The lifetime monthly payment under the primary pension formula is the sum of the participant's frozen accrued lifetime monthly benefit, if any, under the Kmart Corporation Employees' Retirement Pension Plan as of December 27, 1986 (the liability for which was assumed by the Pension Plan), plus .75% of the participant's annualized compensation for each year in which the participant earned benefit service until the Pension Plan was frozen, plus .75% of the participant's annualized compensation in excess of 50% of the Social Security taxable wage base for each year in which the participant earned benefit service until the Pension Plan was frozen. The monthly payment under the alternative pension formula is determined from a cash balance amount which is equal to 2% of the participant's 1986 compensation multiplied by the participant's benefit service prior to January 1, 1987, plus 2% of the participant's compensation in each year in which the participant earned benefit service after December 31, 1986 until the Pension Plan was frozen, credited with a maximum 6% compound interest in each such year. The cash balance is accumulated with interest at a minimum annual rate of 6% for the period beginning when the Pension Plan was frozen until the date of the participant's sixty-fifth birthday and, then, converted to an actuarially equivalent lifetime monthly benefit. For the purpose of both the primary and alternative pension formulas, the participant's "compensation" is generally defined as regular taxable wages from Cafeteria Operators and amounts deferred by the participant under the Employees' Savings Plan described below.

         A participant's accrued benefit becomes fully vested or nonforfeitable after the participant completes five years of vesting service.

       The normal form of payment under the Pension Plan is a lifetime monthly annuity commencing on the first day of the month coinciding with or next following the date when the participant attains age 65. If a participant is married, the normal form of payment is a joint and 50% survivor annuity, commencing on the first day of the month coinciding with or next following the date when the participant attains age 65. A participant can elect other benefit payment options, including an immediate lump sum payment. Payments commencing prior to the time when the participant attains age 65 are actuarially reduced for this early commencement, unless the participant's age and vesting service equal 90 when the payments begin.


                                           PENSION PLAN TABLE

APPROXIMATE ANNUAL PENSION AT AGE 65*


                                      TOTAL SERVICE AS OF 12/31/99

 CURRENT COMPENSATION                        5 YEARS            15 YEARS           25 YEARS            35 YEARS
 --------------------                        -------            --------           --------            --------

     $   75,000                        $       3,700       $         9,500      $     15,400      $       21,400

        100,000                                5,000                13,500            21,800              30,100

        125,000                                6,300                17,300            21,100              38,600

        150,000                                7,700                21,100            34,200              47,200


*  Estimates of frozen pension plan benefits.

         The only executive officers named in the Summary Compensation Table who are participants in the Pension Plan are Messrs. Blasdell and Dodson. Total plan years of service at June 30, 1989 (the date benefit accruals were frozen) of the executive officers of the Company named in the Summary Compensation Table and its subsidiaries are Thomas M. Blasdell 17 and Donald
M. Dodson 31; no other executive officer participates in the Pension Plan. The amounts of monthly benefits that are available to Messrs. Blasdell and Dodson as of their retirement dates under the Pension Plan are $710 and $3,265 respectively. The Pension Plan does not cover any compensation reported in the Summary Compensation Table.

         Furr's has established an Employees 401(k) Plan (the "401(k) Plan") that is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participants may elect to make pre-tax contributions, in an amount equal to from 1 percent to 12 percent of "considered pay," which consists of total W-2 compensation for personal services, excluding extraordinary pay, such as moving expenses and imputed income. Pre-tax contributions were limited to $10,000 in 1999. Additionally, Furr's may make discretionary contributions to the 401(k) Plan. Employees are eligible to participate in the 401(k) Plan at age 21 with one year of participation service.

         Participants' contributions to the 401(k) Plan are always fully vested. The Board of Directors of the Company will designate Company contributions as either (i) fully vested when made or (ii) subject to a vesting schedule under which 100 percent of the Company contributions are vested after up to seven years. Employee contributions may be invested either in a fixed income fund, consisting of guaranteed interest contracts and government securities, or five different equity funds with various growth and income objectives. Loans from participants' pre-tax accounts are permitted after two years of participation.

         Participants in the 401(k) Plan may generally receive their vested account balances at the earlier of retirement or separation from service.

              PROPOSAL 2 - APPROVAL OF INCREASE IN NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER 1995 STOCK OPTION PLAN

         The stockholders are asked to approve an amendment to the Furr's/Bishop's, Incorporated 1995 Stock Option Plan (the "1995 Option Plan") to increase the number of shares of Common Stock authorized for issuance under the 1995 Option Plan by 200,000 shares. As of December 28, 1999, 780,544 shares of Common Stock were authorized for issuance pursuant to the 1995 Option Plan, of which options covering 699,665 shares had been issued, leaving 80,879 shares remaining reserved for issuance under the 1995 Option Plan.

         The 1995 Option Plan is administered by the Compensation Committee and provides for the grant of incentive stock options pursuant to Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and non-statutory stock options, to directors, executive officers and other key employees. In total, approximately 140 persons are eligible for participation in the 1995 Option Plan as of March 31, 2000.

         The exercise price of options granted under the 1995 Option Plan is determined by the Compensation Committee; provided that the exercise price of stock options issued under the 1995 Option Plan may not be less than 100 percent of the Fair Market Value of a share of Common Stock covered by the Option on the date of grant. Options expire no more than 10 years after the date of grant. Options generally vest and become exercisable 33 1/3 percent per year over a three year period from the date of grant. Unvested options expire upon termination of employment or death. Generally, vested options expire 30 days after the termination of employment.

          On March 27, 2000, the Compensation Committee of the Board of Directors authorized an amendment to the 1995 Option Plan, increasing the number of shares of the Company's Common Stock reserved for issuance by 200,000, subject to approval by stockholders. Upon approval of this amendment, the total number of shares authorized for issuance will be 980,544.

         The Board believes that it is in the best interest of the Company to attract and retain the services of experienced and knowledgeable employees and to provide an incentive for those employees to increase their proprietary interest in the Company's long-term success and progress. The 1995 Option Plan is designed to provide officers, directors and key employees of the Company and its subsidiaries with additional incentives to promote the success of the Company's business. In order for the 1995 Option Plan to continue to serve its purpose, the Board has determined that an increase in the number of shares available for issuance is necessary.

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the meeting and entitled to vote is required for approval of the proposal.

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER 1995 STOCK OPTION PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 2.

                              INDEPENDENT AUDITORS

         The Board of Directors, on the recommendation of the Audit Committee, has reappointed KPMG Peat Marwick LLP as the Company's independent public accountants. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, with an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

                           2001 STOCKHOLDER PROPOSALS

         In order to be eligible for inclusion in the Company's Proxy Statement for the 2001 Annual Meeting of Stockholders, stockholder proposals must be received by the Secretary of the Company at its executive offices by January ___, 2001.

                                 OTHER BUSINESS

         The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

         The prompt return of your completed proxy card will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the completed proxy card and return it in the enclosed envelope.


                                             By Order of the Board of Directors



Dated:_________, 2000                        Bruce Dudley
                                             Secretary